Exhibit 99.1

         Alliance Distributors Announces Agreement for Fesco Acquisition
                 Gives Preliminary Comments On Results For 2005


College Point, New York --- Jan. 6, 2006-- Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR - News) today announced that it has signed an agreement to purchase Foto Electric Supply Co., Inc. (Fesco). The purchase price is to range from a minimum of $70 million to a maximum of $78 million depending on Fesco's results for 2005, and will be payable $50 million in cash, $12.5 million in notes and the balance in equity securities of Alliance to be valued in relation to financing for the transaction. Among other conditions and legal requirements, the closing of the transaction is contingent on the company obtaining equity financing for the cash portion of the purchase price and $10 million in debt financing in addition to the company's current $10 million credit facility. The company is in discussions with several lenders on the requisite debt financing, but it has no commitment for the debt financing or the equity financing. A copy of the definitive agreement will be included as an exhibit to a report on Form 8-K that will be filed by the company with the SEC.

Fesco is a privately held company based in New York City whose primary business is the distribution of consumer electronics. Fesco reports that it has operated profitably for at least the last three years. It estimates that revenues for 2005 will approximate $127 million.

Jay Gelman, the CEO and Chairman of Alliance, also commented on the company's preliminary financial results for 2005. The company estimates that its revenues for 2005 should approximate $58,500,000, which is consistent with its sales and marketing plan for the year. The company's revenues in 2004 were approximately $35 million.

Mr. Gelman said, "The video game industry experienced a decline in revenue in the fourth quarter of 2005. We nevertheless maintained our revenue plan by increasing our customer base throughout the year and by increasing our average revenue per customer. We were also well supported by our key vendors. Although it is too early to estimate our earnings for the year, we believe that the company was profitable.

"For 2006 we are aiming for revenues of $75 to $85 million if the Fesco acquisition is not completed. If we close the Fesco acquisition, we are targeting $280 to $310 million in revenues for the first 12 months of combined operations, with net income in the range of $10.5 to $13 million in this period, and EBITDA in the range of $20 to $25 million. We calculated EBITDA by deducting from estimated net income $9.5 million to $12 million in estimated interest, taxes, depreciation and amortization. Earnings per share would depend, among other things, on the terms of the equity securities that would be issued in connection with the acquisition.

"We expect that the company's common stock will be reverse split on a 1 for 5 basis if the Fesco acquisition is completed."

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This release contains certain forward-looking statements, including without limitation, statements concerning the company's operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "estimate," "believe," target," expect," and "anticipate" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company's current expectations, and are subject to a number of risks and uncertainties, including without limitation, risk and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Contact:
     Alliance Distributors Holding Inc.
     David Devor, 718-747-1500 x 117
     david@alliancedis.com
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